October 1, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Reliable Partner

In September, I had the honor of speaking at both the IBANYS Annual Convention and the NJBankers Senior Management Conference. In both presentations, I spoke about the value of reliability. Our members benefit from a strong and reliable Home Loan Bank, and that is at the core of our franchise value. Our members rely on our ability to provide daily access to liquidity – as evident in August, when advances to our members averaged $95.8 billion. But it is not only our members who benefit from our reliability: earlier this week, I spoke at Hudson Valley Pattern for Progress’s Annual Housing Summit, where I noted that housing organizations across our region use our Affordable Housing Program grants to drive affordable housing growth, and our First Home Club subsidies to support responsible homeownership. Our members further this support for our community partners by accessing our Community Lending Programs and, when needed, our Disaster Relief Funding.

All of this is made possible by a stable and reliable Home Loan Bank and a Federal Home Loan Bank System with a strong and diverse membership. But some, both inside the System and beyond, worry that that stability is now being threatened. On September 12th, the Federal Housing Finance Agency published in the Federal Register a Notice of Proposed Rulemaking on Home Loan Bank membership that, if approved, could create a potential barrier to the advances and liquidity resources that each Home Loan Bank provides to its members. This proposed regulation would, if enacted:

•	require each applicant and member to hold at least one percent of its assets in long-term home mortgage loans on an ongoing basis. This would constitute a significant change from current rules, which require satisfaction of the long-term home mortgage loan requirement solely at the time of membership (in addition, there is currently no minimum threshold for the amount of long-term home mortgage loans applicants must hold in order to satisfy this requirement);

•	similarly require many insured depository institution members to have at least 10 percent of their assets in residential mortgage loans on an ongoing basis instead of (as is currently the case) just at the time of membership; and

•	exclude ‘captive’ insurance companies from becoming members of a Home Loan Bank, and place restrictions on those captives which already are members before gradually phasing them out of the System.

We are still in the process of analyzing these requirements, and the effects they could have on both our membership and the System. However, based on the System’s initial estimates, the FHFA’s proposal, which seeks to add restrictions on membership “after the fact”, could have potentially eliminated some $60 billion — and as much as $350 billion — of borrowing capacity from the U.S. financial system over the past five years. This action would seem to run counter to our housing goals: fewer advances means less liquidity flowing through communities. And fewer advances also means lower income for the Home Loan Banks, which means a smaller pool from which to provide grant funding. Just as our members benefit from a strong and reliable Home Loan Bank, communities benefit from local lenders that have access to Home Loan Bank funding.

The FHFA proposed a similar regulation in December 2010, but the response from the System’s members and constituents was strong enough to prevent action from being taken by the regulator at that time. When we have completed our analysis, we will communicate its ramifications to our membership and our housing partners. It is important that we continue to work together to make sure that regulations do not put another unnecessary burden on our ability to operate our businesses and grow our local economies. Please keep an eye out for future communications on this issue, and, if you have any questions, do not hesitate to contact us.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.